Exhibit 99.1

Investors:	Sue Pirri, sue.pirri@autodesk.com, 415-507-6467

John Clancy, john.clancy@autodesk.com, 415-507-6373

Press:	Caroline Kawashima, caroline.kawashima@autodesk.com, 415-547-2498

AUTODESK RECEIVES ADDITIONAL NASDAQ NOTICE

SAN RAFAEL, Calif., April 10, 2007 — Autodesk, Inc. (NASDAQ: ADSK) – On April 3, 2007, Autodesk filed a Form 12b-25 with the Securities and Exchange Commission indicating that it would be unable to timely file its Annual Report on Form 10-K for the fiscal year ended January 31, 2007 (the “Form 10-K”). As expected, on April 4, 2007, Autodesk received an additional notice of non-compliance from the Staff of The NASDAQ Stock Market, in accordance with NASDAQ Marketplace Rule 4310(c)(14), due to the delay in the filing of the Form 10-K. As previously announced, Autodesk received notices of non-compliance from NASDAQ on September 13, 2006 and December 13, 2006 due to delays in the filing of the Company’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2006 and October 31, 2006, respectively (collectively, the “Forms 10-Q”). The Forms 10-Q and Form 10-K filing delays are attributable to the fact that Autodesk is in the process of restating its previously-issued financial statements for fiscal years 2003 through 2006, to make adjustments related to accounting for stock-based compensation expense as a result of a voluntary review by the Audit Committee of the Board of Directors regarding timing of past stock option grants and other related issues.

As previously disclosed, in response to the first notice of non-compliance, Autodesk requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Following the hearing, the Panel granted Autodesk’s request for continued listing subject to requirements that Autodesk provide certain information relating to the Audit Committee’s investigation, and that Autodesk file the Forms 10-Q and any necessary restatements prior to prescribed regulatory time limits. Autodesk has submitted the requested information to the Panel.

In addition to the Panel’s decision, the NASDAQ Listing and Hearing Review Council (the “Listing Council”) has called Autodesk’s matter for review. The Listing Council has requested that Autodesk provide an update on its efforts to file the delayed Form 10-K. Autodesk intends to comply with this request. In addition, the Listing Council has stayed the Panel’s decision that required Autodesk to file the Forms 10-Q by the prescribed date. Autodesk will remain listed during the Listing Council’s review.

Autodesk is working diligently to complete all necessary filings and thereby demonstrate compliance with all applicable requirements for continued listing on the NASDAQ Global Select Market; however, there can be no assurance that the Listing Council will determine to grant the Company a further extension following its review of the forthcoming submission.

Autodesk’s independent auditor, Ernst & Young LLP, has not yet completed its work with regard to Autodesk’s restated financial statements. In addition, Autodesk is planning to seek the advice of the Office of Chief Accountant at the Securities and Exchange Commission before filing its restated financial statements. Autodesk intends to file its restated financial statements, as well as its delinquent quarterly reports on Form 10-Q for the quarters ended July 31, 2006 and October 31, 2006 and its annual report on Form 10-K for fiscal year ended January 31, 2007, as soon as practicable.

About Autodesk

Autodesk, Inc. is the world leader in 2D and 3D design software for the manufacturing, building and construction, and media and entertainment markets. Since its introduction of AutoCAD software in 1982, Autodesk has developed the broadest portfolio of state-of-the-art digital prototyping solutions to help customers experience their ideas before they are real. Fortune 1000 companies rely on Autodesk for the tools to visualize, simulate and analyze real-world performance early in the design process to save time and money, enhance quality and foster innovation. For additional information about Autodesk, visit www.autodesk.com.